                                 Certificate of
                                   Designation

    CERTIFICATE OF DESIGNATION, NUMBER, POWERS, PREFERENCES AND OTHER RIGHTS
   AND QUALIFICATIONS, LIMITATIONS, RESTRICTIONS AND OTHER CHARACTERISTICS OF
                            SERIES A PREFERRED STOCK

                                       OF

                            ORBIT BRANDS CORPORATION

        It is hereby certified that:

        1. The name of the corporation is ORBIT BRANDS CORPORATION (hereinafter, the "Corporation").

        2. The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 10,000,000 shares of Series A Preferred Stock, $0.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

        3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

        RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges and restrictions relating to the Series A Preferred Stock:

        (a) Designation. The series of Preferred Stock created hereby shall be designated the "Series A Preferred Stock".

        (b) Authorized Shares. The number of shares of Series A Preferred Stock shall be Ten Million (10,000,000) Shares.

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        (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series A Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including Common Stock, an amount equal to the market value of the Series A Preferred Stock as of such date divided by the number of common shares into which this series of preferred stock converts per share, plus accrued and unpaid dividends (the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series A
Preferred Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the holders of the Series
A Preferred Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation, nor the sale, lease or transfer by the Corporation of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the Corporation, for purposes of this Section ( c ).

        (d) Dividends. The Series A Preferred Stock shall not be entitled to receive any dividends.

        (e) Conversion Rights. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, into 1000:1 fully paid and nonassessable shares of the Corporation's Common Stock, provided, however, that such conversion would not violate any applicable federal, state or local law, rule, or regulation, or any judgment, writ, decree or order binding upon the
Corporation or the holder, or any provision of the Corporation's or the holder's
Amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Corporation or the holder are parties, or by which they are bound. Said conversion rate shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the
Corporation in the event of the occurrence of capital events which make such adjustment appropriate, such as a dividend payable in shares of common stock, combinations of the common stock, a merger or consolidation, or the like.

        (i) Conversion Procedure.

        The holder shall effect conversions by surrendering the certificate(s)
        representing the Series A Preferred Stock to be converted to the
        Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series A Preferred Stock

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        represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate representing the
        Series A Preferred Stock not converted. Not later than five (5)
        trading days after the conversion date, the Corporation shall deliver to the holder a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Series A Preferred
        Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph
        (e)(I), the holder shall be entitled, by written notice to the
        Corporation at any time on or before receipt of such certificate(s), to rescind such conversion.

        (ii) Value Maintenance and Reset Provision

        The number of common shares that this series of convertible preferred shares convert into is initially set as of the date of this certificate. The number of shares is calculated by taking the conversion ratio and multiplying the amount of common shares available per preferred share by the number of preferred shares designated by the preferred share certificate attached to this certificate. However, this number shall be adjusted at the end of each month, or on any date upon which a demand for conversion occurs. The purpose of this provision is to maintain the original underlying value of the preferred shares on the date of the original issuance of the preferred shares. This will be accomplished using the following formula:

        One divided by the quotient of the common stock price on the day of conversion divided by the common stock price as of the original date of issuance of the preferred shares. This result shall be multiplied by the number of original common shares that the preferred shares could have been converted to, i.e., assume the original common stock price was $10, and the current stock price is $5. To convert the convertible shares today, the number of common shares per conversion would increase by the following formula: 1 ) ($5 per share ) $10 per share) = 2. Then multiply the original number of common shares that the preferred stock could have converted into by 2. However, in no case shall the preferred shares be convertible into a number of common shares that is less then the original number of common shares that the preferred shareholders had the right to convert into as of the date of issuance.

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        (iii) Conversion Penalty.

        In the event the Corporation breaches its obligation to timely deliver the Common Stock on conversion, without limiting the shareholder's other rights and remedies, the Corporation shall pay to the shareholder $5.00 per day for each such breach for each 1000:1 shares of Common Stock subject to the conversion, with pro rata payments for amounts less than 1000:1 shares.

        (iv) Adjustments on Stock Splits, Dividends and Distributions.

        If the Corporation, at any time while any Series A Preferred Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common
        Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or
        (d) issue reclassification of shares of Common Stock into any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction, of which the numerator shall be the number of shares of
        Common Stock of the Corporation outstanding after such event and the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph
        (e)(iv) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, or immediately after the effective date in the event of a subdivision, combination or reclassification. Whenever the
        Conversion Ratio is adjusted pursuant to this paragraph, the
        Corporation shall promptly mail to the shareholder a notice setting forth the Conversion Ratio after such adjustment and a brief statement of the facts requiring such adjustment.

        (v) Adjustments on Reclassifications, Consolidations and Mergers.

        In the event of a reclassification of the Common Stock or a consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series A Preferred Stock then outstanding shall have the right thereafter to convert such Series A Preferred Stock only into the shares of stock or other securities or property receivable upon, or deemed to be held by holders of Common Stock following, such reclassification, consolidation, merger,

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        sale, transfer or share exchange, and the holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Preferred
        Stock could have been converted immediately prior to such
        reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such
        consolidation, merger, sale, transfer or share exchange shall include such terms as are necessary or required in order to continue to give to the holder the right to receive the securities or property set forth in this paragraph (e)(v) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        (vi) Fractional Shares; Issuance Expenses.

        Upon a conversion of Series A Preferred Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of
        Common Stock which is rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of
        Series A Preferred Stock shall be made without charge to the holder for any documentary stamp or similar taxes that may be payable in respect of the issuance or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any such transfer involved in the issuance and/or delivery of any such certificate upon conversion in a name other than that of the holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax, or shall have established to the satisfaction of the Corporation that such tax has been paid.

        (f) Voting Rights. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock shall be entitled to vote on any matters considered and voted upon by the Corporation's
Common Stock. The holders of Series A Preferred Stock shall be entitled to
1000:1 votes per share of Series A Preferred Stock. Except as otherwise expressly provided herein or as required by law, the holders of Series A
Preferred Stock and the holders of Common Stock shall vote as separate classes.

        (g) Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and maintain available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of
Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of

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persons other than the holders of Series A Preferred Stock, such number of shares of Common Stock as shall be issuable upon conversion of the outstanding
Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized shares of Common
Stock which are required to satisfy such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly and validly authorized, issued, fully paid and nonassessable.

        (h) No Reissuance of Series A Preferred Stock. No shares of Series A
Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be cancelled, retired and/or eliminated from the shares of capital stock which the
Corporation shall be authorized to issue.

        (I) Mandatory Redemption. There shall be no mandatory redemption.

        (j) Assignment. There shall be no restrictions prohibiting a preferred stock holder from assigning, pledging or hypothecating his, her or its preferred shares.

        ACCORDINGLY, IT IS HEREBY

        RESOLVED that the statements contained in the foregoing resolutions creating and designating the Series A Preferred Stock, and fixing the number, voting powers, preferences and relative, participating, optional, and other special rights thereon, and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof, upon the effective date of such series, shall be deemed to be included in, and to be a part of, the certificate of incorporation of the Corporation pursuant to the provisions of the General
        Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate on June 1
, 2004.

/s/ Joseph R. Cellura
Joseph R. Cellura, Chairman and Chief Executive Officer

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